UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 17, 2006
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois 60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On February 17, 2006, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) entered into an agreement to acquire Litmus Media, Inc., a Missouri corporation (“Litmus”), through a merger, with Litmus becoming a wholly owned subsidiary of the Company following the closing of the merger. Litmus is engaged in the business of offering integrated solutions for performance-based advertising, search marketing and e-retailing industries.

At the closing of the acquisition, the Company will pay to the shareholders of Litmus, an aggregate of $6,500,000 in cash and issue to them an aggregate of 3,170,732 shares of the Company’s common stock.  Further, the shareholders of Litmus may receive earnout payments of up to $19,950,000 in the aggregate based on the aggregate pre-tax earnings of Litmus for the first 12 calendar quarters following the closing.  To the extent earned, up to $10,500,000 of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share of the 30 trading days prior to issuance and up to $9,450,000 will be paid in cash.  Pursuant to the acquisition agreement, at the closing the parties will enter into an escrow agreement pursuant to which a portion of the earnout payment will be held in escrow to the extent the Company may have any claims for indemnification under the acquisition agreement.  In addition, in the event the shareholders of Litmus are entitled to any earnout payments, the Company agrees capitalize a bonus pool for the pre-acquisition employees of Litmus in an amount not to exceed $1,050,000.

Pursuant to the acquisition agreement, the Company has agreed to, at the closing: (i) issue to certain shareholders of Litmus warrants to purchase an aggregate of 90,000 shares of the Company’s common stock, (ii) establish a pool of warrants to purchase up to 40,000 shares of the Company’s common stock to be issued to certain employees of Litmus, (iii) grant to the shareholders of Litmus registration rights with respect to shares of the Company’s common stock issued as part of the consideration of the acquisition, pursuant to a definitive registration rights agreement, and (iv) enter into employment agreements with certain employees of Litmus.

The closing of the merger is subject to, among other things, the Company (i) raising $6,500,000 which is necessary for the cash portion of the closing consideration, and (ii) obtaining the approval of the American Stock Exchange to list the shares issued to the Litmus shareholders as part of the merger consideration.  Additionally, Litmus must demonstrate, that as of the date of the acquisition agreement, Litmus and its subsidiaries have aggregate cash of at least $200,000 and their receivables with an age of less than 60-days (“60-day Receivables”) exceeds their liabilities by at least $1.00, and that as of the closing date, the sum of the 60-day Receivables and the amount by which cash is less than $200,000 exceeds $1.00.  The agreement will terminate if the closing does not occur by March 20, 2006.  As a result, there can be no assurances that the Company will be able to complete the acquisition of Litmus in accordance with the terms described herein, if at all.

The discussion of the various terms described herein is qualified in its entirety by the acquisition agreement which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K.

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Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of the Businesses Acquired.

None.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits

10.1 Agreement by and among the Company, Litmus Acquisition Sub, Inc., Litmus Media, Inc., John Linden and Tobias Teeter, dated as of February 17, 2006.

CAUTIONARY STATEMENT REGARDING EXHIBITS

The representations, warranties and covenants made by the Company or any subsidiary of the Company in any agreement filed as an exhibit to this Current Report on Form 8-K or in any amendment hereto are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, any third party.  Moreover, these representations, warranties and covenants should not be relied on as accurately describing or reflecting the current state of the Company’s affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2006

CGI HOLDING CORPORATION.

	By:	/s/ Gerard M. Jacobs
	Name:	Gerard M. Jacobs
	Title:	Chief Executive Officer

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